Exhibit 4.5

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THESE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF SUCH ACT.

COMMON STOCK PURCHASE WARRANTS

HEALTHEQUITY, INC.

Incorporated Under the Laws of the State of Delaware

No.	Common Stock Purchase Warrants

CERTIFICATE FOR COMMON STOCK

PURCHASE WARRANTS

HEALTHEQUITY, INC., a Delaware corporation (the “Company”), for value received, hereby certifies that                      , or registered assigns (the “Holder”), is the registered owner of the above indicated number of Warrants. One (1) Warrant entitles the Holder to purchase one (1) share of the Company’s common stock, $.0001 par value (the “Common Stock”). The Common Stock issuable upon an exercise of this Warrant is sometimes herein referred to as the “Warrant Stock.”

1. Purchase Price. The purchase price (the “Exercise Price”) per share for the Warrant Stock shall be one penny ($0.01) per share tendered to the Company in good United States funds.

2. Rights to Exercise. The Holder shall have the right (but not the obligation) to exercise the Warrant to receive the Warrant Stock (subject to adjustment as hereinafter provided) at any time on or before ten years from date of this grant.

3. Manner of Exercise. In order to exercise this Warrant, the Holder shall surrender this Warrant certificate at the office of the Company, as set forth below, or at such other address as the Company shall designate in writing, together with a duly executed exercise form in the form attached hereto and simultaneous payment in full (in cash or by certified or official bank or bank cashier’s check payable to the order of the Company or by offset of obligations then owed by the Company to the Holder) of the purchase price for the Warrant Stock. To the extent then permissible under the Securities Act of 1933, as amended, and any other applicable laws, the Holder may pay the Exercise Price as follows: (i) delivery and assignment of shares of common stock having a fair market value equal to the Exercise Price, or (ii) reduction in the number of shares of common stock to be issued pursuant to the exercise having a fair market value equal to the Exercise Price. For purposes of this Section 3, “fair market value” shall be determined in good faith by the Board of Directors of the Company with reference to the last financing of the Company, recent valuations of the Company, and, if applicable, the average share price, during the ten trading days immediately prior to the date of exercise, of a share of common stock when such shares have been traded on a public market.

Upon surrender of this Warrant certificate in conformity with the foregoing provisions, the Company shall promptly deliver to or upon the written order of the Holder a stock certificate or certificates representing the Warrant Stock.

4. Adjustments upon Certain Events.

4.1 Stock Splits, Stock Combinations and Certain Stock Dividends. If the Company shall at any time subdivide or combine its outstanding Common Stock, or declare a dividend in Common Stock or other securities of the Company convertible into or exchangeable for Common Stock, a Warrant shall, after such subdivision or combination or after the record date for such dividend, be exercisable for that number of shares of Common Stock and other securities of the Company that the Holder would have owned immediately after such event with respect to the Common Stock and other securities for which a Warrant may have been exercised immediately before such event had the Warrant been exercised immediately before such event. Any adjustment under this Section 4.1 shall become effective at the close of business on the date the subdivision, combination or dividend becomes effective.

4.2 Adjustment for Reorganization, Consolidation, Merger. In case of any reorganization of the Company (or any other corporation the stock or other securities of which are at the time receivable upon exercise of a Warrant) or in case the Company (or any such other corporation) shall merge into or with or consolidate with another corporation or convey all or substantially all of its assets to another corporation or enter into a business combination of any form as a result of which the Common Stock or other securities receivable upon exercise of a Warrant are converted into other stock or securities of the same or another corporation, then and in each such case, the Holder of a Warrant, upon exercise of the purchase right at any time after the consummation of such reorganization, consolidation, merger, conveyance or combination, shall be entitled to receive, in lieu of the shares of Common Stock or other securities to which such Holder would have been entitled had he exercised the purchase right immediately prior thereto, such stock and securities which such Holder would have owned immediately after such event with respect to the shares Common Stock and other securities for which a Warrant may have been exercised immediately before such event had the Warrant been exercised immediately prior to such event.

4.3 Notice. In each case of an adjustment in the Common Stock or other securities receivable upon the exercise of a Warrant, the Company shall promptly notify the Holder of such adjustment. Such notice shall set forth the facts upon which such adjustment is based.

5. Loss, Theft, Destruction, or Mutilation. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft, or destruction) of indemnity satisfactory to it (in the exercise of its reasonable discretion), and (in the case of mutilation) upon surrender and cancellation thereof, the Company will execute and deliver, in lieu thereof, a new Warrant in the same form and tenor.

6. Reservation of Shares Issuable on Exercise of Warrant. The Company will at all times reserve and keep available out of its authorized shares, solely for issuance upon the exercise of the Warrant, such shares of its Common Stock and other securities as from time to time shall be issuable upon the exercise of the Warrant.

7. Capitalization.

7.1 On the date hereof, the authorized capital stock of the Company consists of thirty million (30,000,000) shares of its common stock, par value $0.0001 per share (the “Common Stock”), and twenty million (20,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), of which (i) two million (2,000,000) shares have been designated as “Series A Preferred Stock” (the “Series A Preferred Stock”), (ii) four million seven hundred thirty seven thousand five hundred forty seven (4,737,547) shares have been designated as “Series B Preferred Stock” (the “Series B Preferred Stock”) and (iii) six million seven hundred seventy three thousand thirty three (6,773,033) shares have been designated as Series C Preferred Stock (the “Series C Preferred Stock”). The issued and outstanding shares of capital stock of the Company consists of three million two hundred ninety one thousand eight hundred ninety (3,291,890) shares of Common Stock, two million (2,000,000) shares of Series A Preferred Stock and four million seven hundred thirty seven thousand five hundred forty seven (4,737,547) shares of Series B Preferred Stock, six million seven hundred seventy three thousand thirty three (6,773,033) shares of Series C Preferred Stock, which, in each case, are held beneficially and of record by the Persons and in the amounts set forth on Schedule 7.1.

7.2 All the outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom. The shares of Common Stock issuable upon exercise of this Warrant will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company, free of all preemptive or similar rights.

7.3 Except for the conversion rights which attach to the warrants, options and convertible securities which are listed on Schedule 7.1 hereto and to the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as of the date hereof, there are no shares of Common Stock or any other equity security of the Company issuable upon conversion or exchange of any security of the Company.

8. Miscellaneous.

8.1 Governing Law. This Warrant shall be construed in accordance with, and governed by the substantive laws of, the State of Delaware.

8.2 Assignment. The benefit of this Warrant and of the Warrant Stock represented hereby may be assigned and transferred by the Holder and its assigns subject to and in accordance with any applicable securities laws and regulations and that certain HealthEquity Stockholders Agreement, dated October 5, 2006; however, the obligations of the Company and its successors may not be delegated without the prior written consent of the Holder hereof. Subject to the foregoing, this Warrant shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors, agents, heirs and assigns.

8.3 Enforcement. In the event of a dispute between the parties arising under this Warrant, the party prevailing in such dispute shall be entitled to collect such party’s costs and expenses from the other party, including without limitation court costs and reasonable attorneys’ fees.

8.4 Notices. Any notice or demand which is required or provided to be given under this Warrant shall be deemed to have been sufficiently given and received for all purposes when delivered by hand or by telecopy, e-mail or other method of electronic transmission (provided such transmission generates evidence of delivery), or five days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two days after being sent by overnight delivery providing receipt of delivery, to the following addresses:

If to the Company:

HealthEquity, Inc.

Attn: Chief Executive Officer

1276 South 820 Street

Suite 201

American Fork, Utah 84003

Telephone: (801) 642-0500

Facsimile: (801) 642-0505

E-mail: sneeleman@healthequity.com

If to the Holder, to Holder’s address as stated on the books and records of the Company.

8.5 Restrictive Legend. Each Warrant Certificate and each certificate representing Common Stock issued upon exercise of a Warrant, unless such Common Stock is then registered under the Securities Act of 1933, as amended (the “Act”), shall bear a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THESE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE I44A OF SUCH ACT.

8.6 Payment of Taxes. The Holder shall pay all documentary, stamp or similar taxes and other government charges that may be imposed with respect to the issuance, transfer or delivery of any Warrant Stock on exercise of the Warrants. In the event the Warrant Stock are to be delivered in a name other than the name of the Holder of the Warrant Certificate, no such delivery shall be made unless the person requesting the same has paid the amount of any such taxes or charges incident thereto.

8.7 Reduction in Exercise Price at Company’s Option. The Company’s Board of Directors may, at its sole discretion, reduce the Exercise Price of the Warrants in effect at any time either for the life of the Warrants or any shorter period of time determined by the Company’s Board of Directors. The Company shall promptly notify the Registered Holders of any such reduction in the Exercise Price.

8.8 Preemptive and Anti-Dilution Rights. The Company represents and warrants that all waivers of preemptive and anti-dilution rights necessary to accomplish the issuance of this Warrant without obligation, on the part of the Company, to issue any additional equity securities of the Company as a result of this Warrant, have been obtained.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed as of the                      day of                     , 2007.

HEALTHEQUITY, INC.

By:
Its:

HEALTHEQUITY, INC.

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common

TEN ENT - as tenants by the entireties

JR TEN - as joint tenants with right of survivorship and not as tenants in common

UNIF TRANS MIN ACT -                      (Custodian for Minor) as custodian for                      (name of minor) under the Uniform Transfers to Minors Act

Additional abbreviations may also be used though not in the above list.

FORM OF ASSIGNMENT

(To be Executed by the Registered Holder if He or She

Desires to Assign Warrants Evidenced by the

Within Warrant Certificate)

FOR VALUE RECEIVED HEALTHEQUITY, INC. hereby sells, assigns and transfers unto                      Common Stock Purchase Warrants, evidenced by the within Warrant Certificate, and does hereby irrevocably constitute and appoint                          Attorney to transfer the said Warrants evidenced by the within Warrant Certificates on the books of the Company, with full power of substitution.

Dated:
Signature

Notice:	The above signature must correspond with the name as written upon the face of the Warrant Certificate in every particular, without alteration or enlargement or any change whatsoever.

Signature Guaranteed:

SIGNATURE MUST BE GUARANTEED BY A COMMERCIAL BANK OR MEMBER FIRM OF ONE OF THE FOLLOWING STOCK EXCHANGES: NEW YORK STOCK EXCHANGE, PACIFIC COAST STOCK EXCHANGE, AMERICAN STOCK EXCHANGE, OR MIDWEST STOCK EXCHANGE.